Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement  (Form S-8) pertaining to the Amended and Restated 2011 Long-Term Incentive Plan of The Middleby Corporation of our reports dated March 1, 2017, with respect to the consolidated financial statements and schedule of The Middleby Corporation and the effectiveness of internal control over financial reporting of The Middleby Corporation, included in its Annual Report  (Form 10–K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
July 7, 2017